UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CARDIUM THERAPEUTICS, INC.

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Investor Contact:

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES INITIAL VOTING RESULTS AND TEMPORARY ADJOURNMENT

OF ANNUAL MEETING TO BE RECONVENED ON JUNE 21, 2013

SAN DIEGO, CA – June 6, 2013 – Cardium Therapeutics (NYSE MKT: CXM) held its Annual Meeting of Stockholders earlier today. The proposals considered at the Annual Meeting are described in detail in the Company’s definitive proxy statement for the Annual Meeting as filed with the Securities and Exchange Commission on April 29, 2013.

At today’s annual meeting, stockholders considered and approved the following matters: (a) the re-election of the Company’s Class I Directors, which included Edward W. Gabrielson, M.D. and Lon E. Otremba, each to serve for a three-year term; (b) the compensation paid to the Company’s named executive officers; (c) establishment of a three-year advisory say on pay frequency; (d) the sale of certain Series A preferred stock; and (e) ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

The Company temporarily adjourned the meeting to allow for additional time for stockholders to vote on two remaining proposals related to a proposed reverse stock split and a charter amendment, which were favored by a majority of shares voted but which also require a majority of all outstanding shares, including unvoted shares. Of the votes that were cast prior to today’s meeting, approximately 61% were voted in favor of the reverse stock split and approximately 66% were voted in favor of the increase in the number of authorized shares. However, both proposals also require the affirmative vote of a majority of the issued and outstanding shares of Cardium’s common stock, which includes more than 38 million shares that remain unvoted. The adjournment will allow for additional stockholders to vote on these proposals. The annual meeting will reconvene on June 21, 2013 at 9:00 a.m., Pacific Time, at the same location.

“We are encouraged by the favorable support that we have received to date from our stockholders who have voted in favor of all of the proposals recommended by the Board of Directors as described in our proxy,” stated Christopher J. Reinhard, Chairman and CEO of Cardium. As previously reported, Glass Lewis and ISS, the leading independent proxy and corporate governance advisory firms, have also recommended in favor of all of the proposals, including the stock split and charter amendment, and given the importance of these issues, we want to make sure that all stockholders have sufficient time to vote their preferences. We encourage stockholders who have not yet executed a proxy to do so. This will help save us further solicitation costs on the proposals and ensure that they are represented.”

Proposal five gives Cardium’s Board of Directors the authority to effect a reverse split of the Company’s outstanding common stock. Proposal six provides for an amendment to the Company’s Amended and Restate Certificate of Corporation – which amendment would ONLY be entered in the event that Proposal 5 is not approved – and which would allow for the increase in the number of authorized share of common stock of the Company from 200,000,000 to 400,000,000.

During the period of the adjournment, Cardium will continue to solicit proxies from its stockholders with respect to the remaining two proposals. Stockholders who have already voted need not take any action on the proposal, although they may change their vote for the Proposals by executing a new proxy, revoking a previously given proxy as set forth in Cardium’s proxy statement, or by calling 888-219-8320.

Cardium’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov or from the Company’s website at www.cardiumthx.com. Only stockholders who held the Company’s common stock as of the record date of April 26, 2013 are eligible to vote.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium’s current portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s newly-acquired To Go Brands® nutraceutical business. The Company’s lead commercial product, Excellagen® topical gel for wound care management, has received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. To Go Brands® develops, markets and sells dietary supplements through established regional and national retailers. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. For more information, visit www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release and in the investor presentation available on the Company’s website and to be presented following the annual meeting of stockholders are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there is no assurance that the company will obtain sufficient additional votes in connection with the adjourned meeting or that the remaining proposals will be approved at the adjourned meeting or at any subsequent meeting, that planned product development efforts and clinical studies can be performed in an efficient and effective manner; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that certain elements of the preferred stock financing or other matters submitted for approval by stockholders will be approved by stockholders; that the Company will satisfy the requirements of its compliance plan and will otherwise continue to satisfy the listing requirements of its exchange or that its shares can continue to be listed on a national exchange; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to maintain our stock exchange listing or adequately fund ongoing operations; that the Company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized and their use reimbursed, or will enhance our market value; that our To Go Brands business can be successfully integrated and expanded; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that the preferred stock offering can be completed as proposed or that the Company will not be adversely affected by risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2013 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Cardionovo®, Tissue Repair™, Excellagen®, Excellarate™, LifeAgain™,

Genedexa™, Neo-Apps®, MedPodium®, Neo-Energy®, Neo-Chill™ and Neo-Carb Bloc® are trademarks of Cardium

Therapeutics, Inc. or Tissue Repair Company. To Go Brands®, High Octane®, Green Tea Energy Fusion™, Acai

Natural Energy Boost™, Greens to Go®, Extreme Berries to Go®, Healthy Belly®, VitaRocks®, Smoothie Complete®,

Trim Green Coffee Bean™, and Trim Energy®, are trademarks of To Go Brands, Inc. Other trademarks belong to their respective owners.